UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2005

RED ROBIN GOURMET BURGERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-49916	84-1573084
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6312 S. Fiddler’s Green Circle, Suite 200N Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 846-6000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW.

(a) Red Robin Gourmet Burgers, Inc. (NASDAQ:RRGB) (“Red Robin” or the “Company”) today announced that it will correct its accounting for leases after the Company’s review of the matter and after discussion by management and the Audit Committee of the Board of Directors of the Company and with Deloitte & Touche, LLP, its independent registered public accounting firm. Red Robin had previously announced that, like many other companies in the retail and restaurant industries, it was reviewing its accounting treatment for leases, rent holidays and tenant improvement allowances in light of the views expressed by the Office of the Chief Accountant of the Securities and Exchange Commission (“SEC”) in a February 7, 2005 letter to the American Institute of Certified Public Accountants. After review of the February 7, 2005 letter, the Company’s management and the Audit Committee of the Board of Directors determined on February 25, 2005 that the Company’s accounting for leases was not in conformity with generally accepted accounting principles as described in the SEC’s letter. Accordingly, the Company’s management and the Audit Committee of the Board of Directors determined that the Company’s previously issued consolidated financial statements, including those in the Company’s Annual Report on Form 10–K for the fiscal year ended December 28, 2003 and the related independent public accountants’ report, and those in the Company’s Quarterly Reports on Form 10–Q for the quarters ended April 18, 2004, July 11, 2004 and October 3, 2004 should no longer be relied upon. Further, management and the Audit Committee have determined that the Company’s unaudited financial results included in the Company’s press release issued on February 14, 2005 should no longer be relied upon.

In prior periods, the Company had recognized rent expense for its operating leases using a lease term that commenced when actual rent payments began, which generally coincided with a point in time near the date the Company’s restaurants opened. This generally had the effect of excluding the build-out period of its restaurants (during which the Company typically made no rent payments) from the calculation of the period over which rent was expensed. The Company has determined that it should have recognized rent expense over a lease term that includes the build-out period, which, in most cases, will cause rent expense to be recognized sooner than previously reported. Further, in prior periods, the Company’s consolidated balance sheets had reflected the unamortized portion of construction allowances funded by landlords as a reduction of the related leasehold improvements. The Company has determined that construction allowances should have been recognized as deferred rent and amortized over the lease term as a reduction of rent expense. In addition, the Company’s statements of cash flows had previously reflected construction allowances as a reduction of capital expenditures within cash flows from investing activities, rather than cash flows from operating activities. The Company is also evaluating the period of amortization of its leasehold improvements for consistency with the expected term used for determining deferred rent under its operating leases.

The Company is working diligently to complete its review of these matters and to quantify the impact of the necessary adjustments on each of the affected prior periods. The Company does not expect these adjustments to impact the amount of revenues or cash balances previously reported by the Company, nor will they affect the Company’s compliance with covenants under its current credit facility.

The Company intends to provide updated guidance for the first quarter and full-year fiscal 2005 when the Company has completed its analysis of the lease accounting matters and quantified the impact of the necessary adjustments on each of the affected prior periods.

Due to the time and effort involved in determining the effect of these adjustments on the Company’s historical financial statements, the Company intends to file a Form 12b-25 and to delay the filing of its Annual Report on Form 10–K for the fiscal year ended December 26, 2004, which the Company now expects to file on or before March 28, 2005. The Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2004 will include disclosure of the effects of the adjustments on the financial statements, including net income, of each of the periods included in the audited financial statements. The Company also intends to file amended quarterly reports for the quarters ended April 18, 2004, July 11, 2004 and October 3, 2004, and each of these amended filings will include disclosure of the effects of the adjustments on the financial statements, including net income, of each of the periods included in the unaudited financial statements.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

99.1	Press Release issued by Red Robin Gourmet Burgers on March 1, 2005.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED ROBIN GOURMET BURGERS, INC., a Delaware corporation

	By:	/s/ James P. McCloskey
Date: March 1, 2005		Chief Financial Officer